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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF FORMATION

                                       OF

                        NELLIE MAE EDUCATION FUNDING, LLC

         The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

         FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is Nellie Mae Education Funding, LLC.

         SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Prentice-Hall Corporation System, Inc., 1013 Center Road, Wilmington, Delaware 19805.

         THIRD: The limited liability company's duration of existence is perpetual.

         Executed on June 11, 1996.

                                                    /s/ Catherine Topouzoglou
                                                    -------------------------
                                                    Catherine Topouzoglou
                                                    Authorized Person